EXHIBIT 8.2

Skadden, Arps, Slate, Meagher & Flom LLP
ONE MANHATTAN WEST NEW YORK, NY 10001 ________ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com June 12, 2020

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E*TRADE Financial Corporation

Re:	United States Federal Income Tax Considerations

Ladies and Gentlemen:

We are acting as counsel to E*TRADE Financial Corporation, a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger dated as of February 20, 2020, by and among Morgan Stanley, a Delaware corporation (“Parent”), Moon-Eagle Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and the Company providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). Pursuant to the Merger Agreement, the parties also intend, and Parent has agreed to take such actions as necessary to cause, immediately following the effective time of the Merger, the surviving corporation in the Merger to merge with and into a newly established wholly owned subsidiary of Parent (“Second Merger Sub”) with Second Merger Sub surviving as a wholly owned subsidiary of Parent (the “Second Merger”, together with the Merger, the “Mergers”). Parent, Merger Sub, and Second Merger Sub are together referred to as the “Parent Parties”. This opinion is being delivered in connection with the Registration Statement (File No. 333-237743) of Parent on Form S-4 filed on June 12, 2020 with the Securities and Exchange Commission (the “Registration Statement”), and the related joint proxy statement/prospectus of Parent and the Company (the “Proxy Statement/Prospectus”), each as amended and supplemented through the date hereof. Capitalized terms used herein but not defined shall have the meanings set forth in the Registration Statement and Proxy Statement/Prospectus.

E*TRADE Financial Corporation

In rendering the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, (iii) the Proxy Statement/Prospectus, and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering our opinion, we have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents as in effect on the date hereof and that such documents accurately reflect the material facts of such transactions. For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by the Company and Parent Parties, including the accuracy and completeness of all representations and covenants set forth in the letters issued on (i) June 12, 2020 by a representative of the Company and (ii) June 12, 2020 by a representative of the Parent Parties (the “Representation Letters”). For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be, true and correct without regard to any qualification as to knowledge, belief, intent or otherwise and that each of the representations made in the future tense by the Company and Parent in the Representation Letters will be accurate and complete at the time or times contemplated by such representation or certification. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by the Company and Parent Parties through the effective times of each of the Merger and the Second Merger.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (“IRS”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Proxy Statement/Prospectus under the heading “U.S. Federal Income Tax Considerations,” we are of the opinion that, under current United States federal income tax law, the exchange of Company stock for Parent stock will qualify as a reorganization within the meaning of section 368(a) of the Code. Accordingly, the Mergers will have the following U.S. federal income tax consequences:

●	The exchange of Company stock for Parent stock in the Mergers will not result in the recognition of any gain or loss with respect to Company stock held by a U.S. holder (as defined in the Proxy Statement/Prospectus) (except with respect to cash received in lieu of fractional shares of Parent common stock, as discussed below).

E*TRADE Financial Corporation

●	If a U.S. holder has differing bases or holding periods in respect of his, her, or its Company stock, such U.S. holder must determine the bases and holding periods in the Parent stock received in the Mergers separately for each identifiable block (that is, stock of the same class acquired at the same time for the same price) of Company stock that such U.S. holder exchanges.

●	The aggregate tax basis of any Parent stock a U.S. holder receives in exchange for all of such U.S. holder's Company stock in the Mergers, including fractional shares of Parent common stock deemed received and redeemed, as discussed below, will be the same as the aggregate tax basis of such U.S. holder's Company stock.

●	The holding period of any Parent stock (including fractional shares of Parent common stock deemed received and redeemed as discussed below) that a U.S. holder receives in the Mergers will generally include the holding period of the Company stock that such U.S. holder exchanged for such Parent stock.

●	Because Parent will not issue any fractional shares of Parent common stock in the Mergers, if a U.S. holder exchanges Company common stock in the Mergers and would otherwise have received a fraction of a share of Parent common stock, such U.S. holder will receive cash. In such a case, such U.S. holder will be treated as having received a fractional share and having received such cash in redemption of the fractional share. The amount of any capital gain or loss such U.S. holder recognizes will equal the amount of cash received with respect to the fractional share less the ratable portion of the tax basis of the Company common stock surrendered that is allocated to the fractional share. Capital gain or loss will generally be long-term capital gain or loss if the U.S. holder's holding period in the Company common stock is more than one year on the date of closing of the Mergers. The deductibility of capital losses is subject to limitations.

Except as set forth above, we express no other opinion. In addition, this opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. No assurances can be given that future legislative, judicial, or administrative changes, on either a prospective or a retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

E*TRADE Financial Corporation

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP